FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

Completes Additional Accretive Acquisition to Expand Fruit Snack Capabilities

Toronto, August 12, 2015 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on natural, organic and specialty foods, today announced financial results for the second quarter ended July 4, 2015. SunOpta also announced the strategic, accretive acquisition Niagara Natural Fruit Snack Company Inc. (“Niagara Natural”) expanding its fruit snack platform. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2015 Highlights

  Revenues of $307.3 million versus $327.6 million in the prior year, a 6.2% decrease on a consolidated basis and a 5.0% decrease within SunOpta Foods.
  Excluding the effect of changes including commodity prices, foreign exchange rates, and product rationalizations, revenues decreased 3.2% on a consolidated basis and 2.2% within SunOpta Foods.
  Operating income¹ of $9.7 million, or 3.2% of revenues, versus $16.7 million, or 5.1% of revenues, in the prior year.
  EBITDA¹ of $15.3 million, or 5.0% of revenues, versus $22.2 million, or 6.8% of revenues, in the prior year.
  Earnings of $2.0 million, or $0.03 per diluted common share, which includes earnings from continuing operations in the core foods business of $0.07 per diluted common share, partially offset by a loss of $0.04 per diluted common share attributable to non-core and discontinued operations.
  Adjusted Earnings¹ of $0.08 per diluted common share after removing the impact of non-core and discontinued operations, severance and acquisition related expenses.
  Announced the transformative acquisition of Sunrise Growers Inc., a global leader in the rapidly growing frozen fruit category with revenues of approximately $300 million, supplying a diverse base of retail and foodservice customers from its strategic operating platform. The transaction is expected to be completed in the fall of 2015.
  Announced its Hope, Minn. facility became the first food manufacturing facility in the United States to receive U.S. Department of Agriculture Process Verified Program verification for Non- Genetically Modified Organisms.
  Enhanced its global sourcing capabilities with an increase in its ownership position in Selet Hulling PLC, a premier supplier of organic sesame.
  Expanded its research and development platform with the opening of its new SunOpta Innovation Center at the Company's offices in Edina, Minn.

(All comparisons above are to the quarter ended July 5, 2014)

Year-to-date 2015 Highlights

  Revenues of $610.7 million versus $650.0 million in the prior year, a 6.0% decrease on a consolidated basis and 4.9% decrease within SunOpta Foods.
  Excluding the effect of changes including an additional week of sales in the first quarter of 2014, commodity prices, foreign exchange rates, and product rationalizations, revenues increased 1.7% on a consolidated basis and 3.2% within SunOpta Foods.
  Operating income¹ of $19.2 million, or 3.1% of revenues, versus $28.7 million, or 4.4% of revenues, in the prior year which included an extra week in the first quarter.
  EBITDA¹ of $30.1 million, or 4.9% of revenues, versus $39.6 million, or 6.1% of revenues, in the prior year which included an extra week in the first quarter.
  Earnings of $7.3 million, or $0.11 per diluted common share, which includes earnings from continuing operations in the core foods business of $0.16 per diluted common share, partially offset by a loss of $0.05 per diluted common share attributable to non-core and discontinued operations, versus earnings of $15.3 million, or $0.22 per diluted common share in the prior year, which includes the impact from the extra week of business.
  Adjusted Earnings¹ of $0.17 per diluted common share after removing the impact of non-core and discontinued operations, severance and acquisition related expenses.

(All comparisons above are to the two quarters ended July 5, 2014)

“We continue to be pleased with the performance of the Global Ingredients segment. Despite a significant decline in the euro, and product rationalization in the sunflower category, the Global Ingredients segment reported increased sales and continued margin enhancement. The growth, particularly in organic ingredients, is a testament to the underlying strength of the market for specialty and organic foods,” said Rik Jacobs, President and Chief Operating Officer of SunOpta Inc. “We are not pleased with the shortfall in the Consumer Products segment. However, we believe that the initiatives we have in place will restore top and bottom line growth which will accelerate as we head into 2016. In the healthy beverage category, our aseptic and juice plants are now filling up based on the pipeline we have developed with new customers and new products. And, while we have been challenged in IQF fruit, with the pending transformative acquisition of Sunrise Growers we expect to be the leader in the healthy frozen fruit category. In addition, the acquisition of Niagara Natural, which we announced today in the healthy snack category, is expected to give us the critical mass to accelerate our growth in fruit snacks.”

Acquisition of Niagara Natural
With the acquisition, SunOpta extends its market presence in fruit snacks and now has production coverage on both the east and the west coast, providing a competitively positioned platform to generate meaningful synergies. This acquisition, valued at approximately $6.7 million, is expected to be immediately accretive to cash flows, and accretive in 2016 to earnings on a GAAP basis. SunOpta issued a separate press release today with additional information about the Niagara Natural acquisition.

“The last couple of weeks have been a very exciting period of growth for SunOpta with the announcement of our agreement to acquire Sunrise Growers and the strategic addition of Niagara Natural,” said Steve Bromley, Chief Executive Officer of SunOpta. “We expect that both of these additions will leverage our vertically integrated platform, deepen our customer relationships with new products and capabilities, and in turn accelerate our top and bottom line growth.”

Second Quarter 2015 Results

Revenues for the second quarter decreased 6.2% to $307.3 million compared to $327.6 million for the second quarter of 2014. After adjusting for the impact of changes including commodity prices, foreign exchange rates and product rationalizations, consolidated revenues decreased 3.2% and SunOpta Foods revenues decreased 2.2% versus the second quarter of 2014. The decrease in revenues was primarily due to lower volumes of aseptic beverages, snacks and frozen food retail products inside of the Consumer Products segment, competitive pressures on certain steel and industrial mineral products in Opta Minerals, decreased sunflower sales as a result of footprint rationalization in 2014, and the effect of the decline in the euro on translating foreign revenues. Increased sales of organic raw materials and increased refrigerated juice sales as a result of the March 2015 acquisition of Citrusource LLC partially offset the decrease in revenues for the quarter.

Operating income¹ for the second quarter was $9.7 million, or 3.2% of revenues, compared to $16.7 million, or 5.1% of revenues for the second quarter of 2014. SunOpta Foods operating income, including corporate services, was $9.0 million, or 3.2% of revenues, compared to $15.1 million, or 5.2% of revenues, for the second quarter of 2014. The decline in operating income was primarily due to lower contribution from sales in Consumer Products as well as the impact of lower production volumes leading to decreased equipment utilization efficiency following the expansion of the Company’s Modesto aseptic facility, pricing in frozen fruit, costs associated with the retrofit and commissioning of the Company’s premium juice operation, and costs related to expansion activities at the Allentown, Pennsylvania facility to add aseptic beverage processing and filling capabilities. These pressures were partially offset by increased volumes of organic ingredients and improved performance within the Company’s rationalized sunflower operations. In addition, lower volumes of higher-margin steel products at Opta Minerals resulted in a $0.8 million decrease in operating income to $0.7 million in the second quarter of 2015.

Earnings for the second quarter of 2015 were $2.0 million, or $0.03 per diluted common share, compared to $8.7 million, or $0.13 per diluted common share, for the second quarter of 2014. Excluding the results of non-core and discontinued operations, as well as severance and acquisition related expenses, Adjusted Earnings¹ were $0.08 per diluted common share. Earnings for the second quarter of 2015 include approximately $0.3 million of incremental costs related to the expansion activities at the Allentown aseptic facility scheduled to come on-line in the fourth quarter of 2015.

EBITDA¹ was $15.3 million in the second quarter of 2015, compared to $22.2 million for the second quarter of the prior year.

Year-to date 2015 Results

Revenues for the 26-week first half of 2015 decreased 6.0% to $610.7 million compared to $650.0 million for the 27-week first half of 2014. The extra week contributed approximately $21.3 million of the revenue in 2014. After adjusting for the impact of changes including commodity prices, foreign exchange rates, product rationalizations and an additional week of sales in 2014, consolidated revenues increased 1.7% and SunOpta Foods revenues increased 3.2% versus the first half of 2014. The increase in revenues was primarily due to stronger demand for organic ingredients in the U.S. and Europe, partially offset by lower sales in beverage and snack-based foods categories and competitive pressures on certain steel and industrial mineral products in Opta Minerals.

Operating income¹ was $19.2 million, or 3.1% of revenues, compared to $28.7 million, or 4.4% of revenues in the first half of 2014. SunOpta Foods operating income, including corporate services, was $18.9 million, or 3.4% of revenues, compared to $26.1 million, or 4.5% of revenues in the first half of 2014. The decline in operating income is attributable to lower volumes of beverage and snack products, pricing pressure in frozen fruit, decreased plant utilization, costs associated with the retrofit of the Company’s premium juice operation, and costs related to expansion activities at the Allentown facility to add aseptic beverage processing and filling capabilities. These pressures were partially offset by increased volumes of organic ingredients and improved performance within the Company’s rationalized sunflower operations. In addition, lower volumes of higher-margin steel products at Opta Minerals resulted in a decrease of $2.4 million in operating income to $0.2 million in the first half of 2015.

Earnings for the 26-week first half of 2015 were $7.3 million, or $0.11 per diluted common share, compared to $15.3 million, or $0.22 per diluted common share, for the 27-week first half of 2014. Excluding the results of non-core and discontinued operations, as well as severance and acquisition related expenses, Adjusted Earnings¹ were $0.17 per diluted common share for the first half of 2015. Earnings for the first half of 2015 includes approximately $1.5 million of incremental costs related to the retrofit of the San Bernardino premium juice operation and the effect of west coast port delays on export shipments in the first quarter, as well as ongoing expansion activities at the Allentown aseptic facility scheduled to come on-line in the fourth quarter of 2015.

EBITDA¹ was $30.1 million in the first half of 2015, compared to $39.6 million in the first half of the prior year.

Balance Sheet

The Company's balance sheet remains strong and at July 4, 2015 reflected a net debt to equity ratio of 0.43 to 1.00. At July 4, 2015, the Company had total debt outstanding of $157.9 million, net debt of $153.5 million, total assets of $699.9 million, shareholders' equity of $352.9 million and a net book value of $5.15 per outstanding share. As previously announced, the Company expects to complete the Sunrise Growers acquisition during the fall of 2015, which it expects to finance through a combination of debt and equity financing.

Conference Call

The Company plans to host a conference call at 10:00 A.M. Eastern Time on Wednesday August 12th, 2015 to discuss the second quarter financial results and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at the Company's website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company's website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company's website.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure. SunOpta also holds an approximate 66% ownership position in Opta Minerals Inc. (TSX:OPM), a producer, distributor, and recycler of industrial minerals and silica-free abrasives. Opta Minerals is a non-core holding.

The SunOpta Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3958

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the anticipated closing date of the acquisition of Sunrise Growers, our expectation that the acquisition of Niagara Natural will generate meaningful synergies and will be immediately accretive to earnings, our strategic focus on innovation, capacity, and capabilities enhancements and out expectation that our Consumer Product segment will return to top and bottom line growth. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “expect”, “believe”, "anticipate", "estimate", "intend", "project", "potential", "continue", "could", "would", "should", "might", "plan", "will", "may", "predict" or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, risks associated with acquisitions generally such as the inability to obtain or delays in obtaining required approvals under applicable anti-trust legislation and other regulatory and third party consents and approvals; conditions in the securities market that are less favorable than expected and potential volatility in the capital markets which may impact on the ability to complete the proposed financings necessary to satisfy the purchase price for Sunrise Growers; failure to retain key management and employees of Sunrise Growers and Niagara Natural; issues or delays in the successful integration of the operations, systems and personnel of Sunrise Growers and Niagara Natural with those of the Company including incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; changes in the level of capital investment; global political and economic conditions and conditions specifically affecting the frozen fruit industry; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management and continuous improvement initiatives; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
www.sunopta.com

Public Relations
Rob Litt, Director Global Communications
Tel: 952-893-7863
Rob.litt@sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarter and two quarters ended July 4, 2015 and July 5, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended	Two quarters ended
	July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014
	$	$	$	$

Revenues	307,268	327,575	610,674	649,954

Cost of goods sold	273,558	284,757	544,072	570,914

Gross profit	33,710	42,818	66,602	79,040

Selling, general and administrative expenses	22,456	24,477	46,126	47,876
Intangible asset amortization	1,196	1,088	2,326	2,211
Other expense (income), net	2,098	137	2,132	(1,004)
Foreign exchange loss (gain)	339	546	(1,001)	223

Earnings from continuing operations before the following	7,621	16,570	17,019	29,734

Interest expense, net	3,093	2,010	4,916	4,158

Earnings from continuing operations before income taxes	4,528	14,560	12,103	25,576

Provision for income taxes	3,623	5,590	6,380	10,023

Earnings from continuing operations	905	8,970	5,723	15,553

Earnings (loss) from discontinued operations, net of income taxes	(134)	27	(134)	64

Earnings	771	8,997	5,589	15,617

Earnings (loss) attributable to non-controlling interests	(1,278)	289	(1,694)	269

Earnings attributable to SunOpta Inc.	2,049	8,708	7,283	15,348

Earnings per share – basic
- from continuing operations	0.03	0.13	0.11	0.23
- from discontinued operations	-	-	-	-
	0.03	0.13	0.11	0.23
Earnings per share – diluted
- from continuing operations	0.03	0.13	0.11	0.22
- from discontinued operations	-	-	-	-
	0.03	0.13	0.11	0.22
Weighted-average number of shares outstanding (000s)
- basic	67,895	66,715	67,726	66,667
- diluted	68,226	68,458	68,047	68,058

SunOpta Inc.
Consolidated Balance Sheets
As at July 4, 2015 and January 3, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars)

	July 4, 2015	January 3, 2015
	$	$

ASSETS
Current assets
Cash and cash equivalents	4,386	9,938
Accounts receivable	133,696	125,896
Inventories	286,331	264,256
Prepaid expenses and other current assets	19,750	18,935
Current income taxes recoverable	5,134	2,233
Deferred income taxes	5,950	8,107
	455,247	429,365

Property, plant and equipment	141,360	134,920
Goodwill	45,646	29,082
Intangible assets	50,927	40,640
Deferred income taxes	1,791	2,061
Other assets	4,952	4,882

	699,923	640,950

LIABILITIES
Current liabilities
Bank indebtedness	123,039	91,410
Accounts payable and accrued liabilities	133,038	128,437
Customer and other deposits	4,001	4,127
Income taxes payable	2,708	3,090
Other current liabilities	2,229	3,087
Current portion of long-term debt	31,573	5,927
Current portion of long-term liabilities	4,519	250
	301,107	236,328

Long-term debt	3,275	33,928
Long-term liabilities	18,000	1,962
Deferred income taxes	13,822	15,404
	336,204	287,622

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	201,189	190,668
Additional paid-in capital	20,108	22,490
Retained earnings	136,592	129,309
Accumulated other comprehensive loss	(4,971)	(1,778)
	352,918	340,689
Non-controlling interests	10,801	12,639
Total equity	363,719	353,328

	699,923	640,950

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarter and two quarters ended July 4, 2015 and July 5, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended	Two quarters ended

	July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Earnings	771	8,997	5,589	15,617
Earnings (loss) from discontinued operations	(134)	27	(134)	64
Earnings from continuing operations	905	8,970	5,723	15,553
Items not affecting cash:
Depreciation and amortization	5,578	5,481	10,962	10,858
Deferred income taxes	1,326	1,433	845	1,837
Stock-based compensation	1,157	974	2,239	1,805
Unrealized loss (gain) on derivative instruments	996	(406)	893	219
Gain on disposal of assets	(107)	-	(107)	-
Unrealized loss (gain) on contingent consideration	82	-	82	(1,373)
Other	900	(535)	1,377	(184)
Changes in non-cash working capital, net of business acquired	(15,981)	17,061	(38,644)	(7,867)
Net cash flows from operations - continuing operations	(5,144)	32,978	(16,630)	20,848
Net cash flows from operations - discontinued operations	(134)	203	(134)	(262)
	(5,278)	33,181	(16,764)	20,586
Investing activities
Acquisition of businesses	(733)	-	(14,033)	-
Purchases of property, plant and equipment	(9,788)	(3,882)	(15,439)	(7,456)
Payment of contingent consideration	(253)	-	(253)	(800)
Proceeds from the sale of assets	1,053	-	1,053	-
Other	99	(12)	(23)	(49)
Net cash flows from investing activities - continuing operations	(9,622)	(3,894)	(28,695)	(8,305)
Net cash flows from investing activities - discontinued operations	-	(203)	-	262
	(9,622)	(4,097)	(28,695)	(8,043)
Financing activities
Increase (decrease) under line of credit facilities	12,809	(29,094)	36,066	(13,565)
Borrowings under long-term debt	-	150	-	210
Repayment of long-term debt	(1,378)	(1,585)	(2,793)	(3,156)
Proceeds from the issuance of common shares	1,423	1,582	3,039	2,247
Proceeds from the exercise of warrants	3,067	-	3,879	-
Other	(174)	19	(311)	(79)
Net cash flows from financing activities - continuing operations	15,747	(28,928)	39,880	(14,343)

Foreign exchange gain (loss) on cash held in a foreign currency	48	(66)	27	(10)
Increase (decrease) in cash and cash equivalents in the period	895	90	(5,552)	(1,810)

Cash and cash equivalents - beginning of the period	3,491	6,637	9,938	8,537
Cash and cash equivalents - end of the period	4,386	6,727	4,386	6,727

SunOpta Inc.
Segmented Information
For the quarter and two quarters ended July 4, 2015 and July 5, 2014
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended	Two quarters ended
	July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	161,848	167,489	316,905	320,802
Consumer Products	115,746	124,843	234,638	259,364
SunOpta Foods	277,594	292,332	551,543	580,166
Opta Minerals	29,674	35,243	59,131	69,788
Total segment revenues from external customers	307,268	327,575	610,674	649,954

Segment gross profit:
Global Ingredients	20,579	18,922	37,898	32,242
Consumer Products	9,074	17,383	20,925	35,386
SunOpta Foods	29,653	36,305	58,823	67,628
Opta Minerals	4,057	6,513	7,779	11,412
Total segment gross profit	33,710	42,818	66,602	79,040

Segment operating income (loss):
Global Ingredients	10,311	8,782	19,292	12,321
Consumer Products	692	9,334	3,252	19,424
SunOpta Foods	11,003	18,116	22,544	31,745
Opta Minerals	727	1,571	208	2,596
Corporate Services	(2,011)	(2,980)	(3,601)	(5,611)
Total segment operating income	9,719	16,707	19,151	28,730

Segment operating income percentage:
Global Ingredients	6.4%	5.2%	6.1%	3.8%
Consumer Products	0.6%	7.5%	1.4%	7.5%
SunOpta Foods	4.0%	6.2%	4.1%	5.5%
Opta Minerals	2.4%	4.5%	0.4%	3.7%
Total segment operating income	3.2%	5.1%	3.1%	4.4%

(Segment operating income (loss) is defined as “Earnings (loss) from continuing operations before the following” excluding the impact of “Other expense (income), net”.)

1Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income and earnings before interest, taxes, depreciation and amortization ("EBITDA") as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company's core operating performance. The non-GAAP measures of segment operating income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The Company defines segment operating income as "earnings from continuing operations before the following" excluding the impact of other income/expense items and goodwill impairments; and EBITDA as segment operating income plus depreciation and amortization. The following is a tabular presentation of segment operating income and EBITDA, including a reconciliation to earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

	Quarter ended		Two quarters ended
	July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014
	$	$	$	$

Earnings from continuing operations	905	8,970	5,723	15,553
Provision for income taxes	3,623	5,590	6,380	10,023
Interest expense, net	3,093	2,010	4,916	4,158
Other expense (income), net	2,098	137	2,132	(1,004)
Total segment operating income	9,719	16,707	19,151	28,730
Depreciation and amortization	5,578	5,481	10,962	10,858
EBITDA	15,297	22,188	30,113	39,588

The Company also reported Adjusted Earnings and Adjusted earnings per diluted share for the quarter and two quarters ended July 4, 2015. Adjusted Earnings and Adjusted earnings per diluted share are also non-GAAP financial measures.

When assessing our financial performance, we use an internal measure that excludes (i) results of discontinued operations and non-core businesses; (ii) other income/expense items within our core foods business; and (iii) any impairment losses from earnings attributable to SunOpta Inc. determined in accordance with U.S. GAAP. We believe that the identification of these items enhances the analysis of the financial performance of our core foods business when comparing those operating results between periods, as we do not consider these items to be reflective of (i) our strategic focus on investing in our core foods operations; or (ii) normal core business operations. The following is a tabular presentation of Adjusted Earnings and Adjusted Earnings per diluted share, including a reconciliation to U.S. GAAP earnings (loss) attributable to SunOpta Inc. and U.S. GAAP earnings (loss) attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

For the quarter and two quarters ended July 4, 2015, in addition to the results of discontinued operations and non-core businesses, the Company recognized severance and acquisition related charges as other expense that we do not believe are reflective of normal business operations. These charges have been excluded to arrive at Adjusted Earnings and Adjusted Earnings per diluted share.

For the quarter and two quarters ended July 5, 2014, in addition to the results of discontinued operations and non-core businesses, the Company recognized specific charges and gains related to severance and a gain on settlement of a remaining earn out related to a preview acquisition. We do not believe these charges and gains are reflective of normal business operations and have been excluded to arrive at Adjusted Earnings and Adjusted Earnings per diluted share.

		Adjusted
	Quarter ended	earnings per
	July 4, 2015	diluted share
	$	$
Earnings attributable to SunOpta Inc.	2,049	0.03
Loss from discontinued operations, net of income taxes	134	-
Earnings from continuing operations attributable to SunOpta Inc.	2,183	0.03
Adjusted for:
Loss from non-core Opta Minerals business	2,613	0.04
Other expense, net within core business (net of taxes of $206)	410	0.01
Adjusted earnings	5,206	0.08

		Adjusted
	Quarter ended	earnings per
	July 5, 2014	diluted share
	$	$
Earnings attributable to SunOpta Inc.	8,708	0.13
Earnings from discontinued operations, net of income taxes	(27)	-
Earnings from continuing operations attributable to SunOpta Inc.	8,681	0.13
Adjusted for:
Earnings from non-core Opta Minerals business	(79)	-
Other income, net within core business (net of tax of $10)	(15)	-
Adjusted earnings	8,587	0.13

		Adjusted
	Two quarters ended	earnings per
	July 4, 2015	diluted share
	$	$
Earnings attributable to SunOpta Inc.	7,283	0.11
Loss from discontinued operations, net of income taxes	134	-
Earnings from continuing operations attributable to SunOpta Inc.	7,417	0.11
Adjusted for:
Loss from non-core Opta Minerals business	3,333	0.05
Other expense, net within core business (net of tax of $248)	493	0.01
Adjusted earnings	11,243	0.17

		Adjusted
	Two quarters ended	earnings per
	July 5, 2014	diluted share
	$	$
Earnings attributable to SunOpta Inc.	15,348	0.23
Earnings from discontinued operations, net of income taxes	(64)	-
Earnings from continuing operations attributable to SunOpta Inc.	15,284	0.22
Adjusted for:
Earnings from non-core Opta Minerals business	(51)	-
Other income, net within core business (net of tax of $516)	(769)	(0.01)
Adjusted earnings	14,464	0.21